SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2008

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2008, Robert J. Skandalaris, resigned from the Company. Mr. Skandalaris’ resignation is in connection with the Exercise of Sale Option Agreement (the “Option Agreement”) entered into between he and ArcelorMittal, SA. As part of his resignation, Mr. Skandalaris and the Company entered into a Severance and Release Agreement (the “Severance Agreement”), which incorporated, among other things, certain severance benefits to which Mr. Skandalaris was entitled to under the terms of his Employment Agreement with the Company dated January 1, 2002 and Amended May, 2003. The Severance Agreement is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Under the Severance Agreement, Mr. Skandalaris will receive his annual base salary for a period of three (3) years from the date of his resignation at a rate of $400,000 per year. In addition, Mr. Skandalaris will receive Company paid health care continuation for a period of three (3) years, as well as the use of a Company compensated administrative assistant for a period of two (2) years from the date of resignation. Mr. Skandalaris is also entitled to the use of approximately 1,100 square feet of office space within the Company’s corporate offices for a period of two (2) years at an annual rate of $1.00 per year.

Item 9.01. Financial Statement and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibit is being furnished herewith:

99.1	Severance and Release Agreement

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(registrant)

April 21, 2008	By:	/s/ Michael C. Azar
Michael C. Azar
Vice President and General Counsel

EXHIBIT INDEX

No.	Description of Exhibit
99.1	Severance and Release Agreement

4